EXHIBIT 4.4
                               RETRIEVAL DYNAMICS
                   INFORMATION MANGEMENT FOR THE PROFESSIONAL

                           CONVERTIBLE PROMISSORY NOTE


$10,000                                                           April 11,2000

FOR VALUE RECEIVED, RETRIEVAL DYNAMICS CORPORATION, A Florida Corporation, whose address is 630 S. Orange Avenue, Suite 102, Sarasota, Fl. 34243, ("Maker") promises to pay to Mr. Ned W. Shawkey and Helen Shawkey, Trustee ("Lender"), whose address is, 4134 Eastwood Drive, Sarasota, Fl. 34232,or his (her) assignee, the principal sum of Ten Thousand Dollars ($10,000), together with interest as follows:

* Simple interest shall accrue on the unpaid principal balance at a rate of Nine Percent (9%) per annum and payable at maturity.

* The principal balance and any accrued but unpai interest hereunder is due and shall be payable in not more than thirty days (30days) following one of the following events:

     1. The Maker enters into or performs an Initial Public Offering for its' Common Stock under the Securities and Exchange Act of 1933.
     2. The Maker enters into an agreement to merger, or reverse merger with another Corporation.
     3. The Maker enters into an agreement to sell or cause to be sold the Stock of the Corporation under a but-out agreement.

Should the Maker effect or cause to affect the events stipulated under (1), (2) or (3) above, the Lender, at his /her sole discretion has the right to:

* Request payment of principal and interest

* Convert the Promissory Note and interest, into the Common Stock of the Maker or the surviving Corporation. If available, the Lender may request Preferred Stock.

* Convert any part of the principal and interest due, into The Common Stock of the Maker or the surviving Corporation. The Lender may request Preferred Stock if available.

The Lender, upon election of his/her conversion option, shall have the right to acquire the Common Stock, Preferred if available, of the Maker or the surviving Corporation at a price equal to Fifty Percent (50%) of the market price at the time of offering. In the event that the Nasdaq- OTC price structure is used, the price shall be computed at Fifty Percent (50%) of the average, BID / ASK price, at the time of offering.

IN WITHNESS WHEREOF, the undersigned has caused this Note to be signed by its duly authorized Officer, and this Note to be dated this 11th day of April 2000.

                              RETRIEVAL DYNAMICS CORPORATION

                              By: /s/ Peter Voghel
                              Name:   Peter Voghel
                              Title:   President and Chief Executive Officer